Filed pursuant to Rule 433
 April 21, 2006
 Relating to
 Pricing Supplement No. 36 dated April 21, 2006 to
 Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity-Linked Capital-Protected Notes
due November 3, 2009
 Based on the Performance of a Basket of Three Commodities and a Commodity Index

Pricing Sheet – April 21, 2006

Offering Price:	100% per Note

Aggregate Principal Amount:	$85,000,000. We may increase the aggregate principal amount of the Notes prior to the Original Issue Date but are not required to do so.

Pricing Date:	April 21, 2006

Original Issue Date (Settlement):	May 3, 2006

Maturity:	November 3, 2009

Coupon:	None

Payment at Maturity:	$1,000 plus a Supplemental Redemption Amount, if any, equal to (i) $1,000 times (ii) the Basket Performance Factor times (iii) the Participation Rate.

Basket, Initial Strike Price and Weighting:	Basket Commodity	Initial Strike Price	Weighting

	Goldman Sachs Commodity Agricultural Index®–Excess Return	63.94	30%
	Copper-Grade A	6,706.00	25%
	Special High-Grade Zinc	3,292.00	25%
	West Texas Intermediate light sweet crude oil	75.17	20%

Participation Rate:	145%

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61746SCJ6

Issuer Ratings:	Aa3 / A+

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	100% ($1,000 per Note)
Total: $85,000,000

Agent’s Commissions:	2% ($20 per Note)
Total: $1,700,000

Proceeds to Company:	98% ($980 per Note)
Total: $83,300,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 36, dated March 27, 2006 Prospectus Supplement, dated January 25, 2006 Prospectus, dated January 25, 2006